Exhibit 99

FOR IMMEDIATE RELEASE

3M Delivers Record Third-Quarter Earnings of $1.65 per Share;

Company Posts Sales of $7.5 Billion and 22.4 Percent Operating Income Margins

ST. PAUL, Minn. – October 23, 2012 – 3M (NYSE: MMM) today reported record third-quarter earnings of $1.65 per share, an increase of 8.6 percent versus the third quarter of 2011. Operating income was $1.7 billion and operating income margins for the quarter were 22.4 percent.

“The 3M team delivered another strong operating performance in the third quarter,” said Inge G. Thulin, 3M chairman, president and chief executive officer. “In the face of the current slow-growth economy, our businesses continued to grow organically and generated record profitability. All six of our businesses posted 21 percent-plus operating margins in the quarter, so we continue to execute well in 2012.”

Sales were $7.5 billion, down 0.4 percent year-over-year. Organic local-currency sales grew 2.2 percent and acquisitions added 0.5 percent to sales. Currency impacts reduced sales by 3.1 percent year-on-year.

On a business segment basis, organic local-currency sales increased 4.3 percent in Health Care, 3.3 percent in Industrial and Transportation, 1.4 percent in Consumer and Office, 1.3 percent in Display and Graphics, 0.7 percent in Safety, Security and Protection Services and 0.1 percent in Electro and Communications. On a geographic basis, organic local-currency sales grew 10.5 percent in Latin America/Canada, 2.3 percent in the United States, 0.8 percent in EMEA (Europe, Middle East and Africa) and were down 0.1 percent in Asia Pacific.

Third-quarter net income was $1.2 billion and earnings were $1.65 per share. Total-company operating income margins were 22.4 percent for the quarter, and free cash flow was $987 million.

Thulin continued, “Regardless of economic conditions, we will remain focused on things within our control. 3M’s unique combination of technology strength, manufacturing excellence and global capability will enable us to deliver sustainable increases in sales, earnings and cash flow.”

3M also updated its 2012 performance expectations. Reflecting current economic realities, the company now expects full-year earnings to be in the range of $6.27 to $6.35 per share, including $0.03 per share of anticipated acquisition-related costs. 3M previously expected a range of $6.35 to $6.50 per share, which did not include acquisition-related costs. The company anticipates full-year organic local-currency sales growth of 2 to 2.5 percent and that currency translation will reduce sales by approximately 2.5 percent for the year. 3M expects that full-year operating income margins will be in the range of 21.5 to 22 percent.

Third-Quarter Business Segment Discussion

Industrial and Transportation

•                  Sales of $2.6 billion, down 0.5 percent in U.S. dollars. Organic local-currency sales increased 3.3 percent and foreign currency translation reduced sales by 3.8 percent.

•                  On an organic local-currency basis:

•                  Sales growth was strongest in automotive OEM, aerospace and automotive aftermarket; renewable energy declined year-on-year.

•                  Sales rose in all regions, with strongest growth in the U.S. and Latin America/Canada.

•                  Operating income rose 9.4 percent to $575 million; operating income margin of 22.4 percent.

Health Care

•                  Sales of $1.3 billion, up 1.4 percent in U.S. dollars. Organic local-currency sales increased 4.3 percent, acquisitions added 0.4 percent and foreign currency translation reduced sales by 3.3 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by food safety, health information systems and skin/wound care.

•                  Positive sales growth in all major geographies, led by Latin America/Canada and Asia Pacific.

•                  Operating income increased 9.0 percent to $400 million; operating income margin of 31.7 percent.

Consumer and Office

•                  Sales of $1.1 billion, up 1.6 percent in U.S. dollars. Organic local-currency sales increased 1.4 percent, acquisitions added 2.5 percent and foreign currency translation reduced sales by 2.3 percent.

•                  On an organic local-currency basis:

•                  Growth was strongest in the DIY and consumer health care businesses; sales declined in stationery and office supplies.

•                  Sales rose in Latin America/Canada and Asia Pacific, were flat in the U.S. and declined in EMEA.

•                  Operating income was flat year-on-year at $244 million; operating income margin of 21.9 percent.

Display and Graphics

•                  Sales of $936 million, flat year-over-year in U.S. dollars. Organic local-currency sales increased 1.3 percent, acquisitions added 0.8 percent and foreign currency translation reduced sales by 2.1 percent.

•                  On an organic local-currency basis:

•                  Double-digit sales increases in architectural markets; sales also increased in commercial graphics and traffic safety systems.

•                  Sales of optical films increased sequentially at a double-digit rate, but declined slightly year-over-year.

•                  Sales grew in Latin America/Canada and the U.S., and declined slightly in EMEA and Asia Pacific.

•                  Operating income increased 11.2 percent to $199 million; operating margin of 21.2 percent.

Safety, Security and Protection Services

•                  Sales of $926 million, down 2.9 percent in U.S. dollars. Organic local-currency sales increased 0.7 percent, divestitures reduced sales by 0.1 percent and foreign currency translation reduced sales by 3.5 percent.

•                  On an organic local-currency basis:

•                  Sales growth was strongest in infrastructure protection and personal safety; sales declined year-on-year in roofing granules and security systems.

•                  Sales increased in Latin America/Canada and EMEA and declined in the U.S. and Asia Pacific.

•                  Operating income declined 2.8 percent to $196 million; operating margin of 21.1 percent.

Electro and Communications

•                  Sales of $820 million, down 2.1 percent in U.S. dollars. Organic local-currency sales increased 0.1 percent and foreign currency translation reduced sales by 2.2 percent.

•                  On an organic local-currency basis:

•                  Sales increased in electrical markets and declined year-on-year in both the telecom and consumer electronics-related businesses.

•                  Sales rose in Latin America/Canada, the U.S. and EMEA, and were down year-on-year in Asia Pacific.

•                  Operating income of $186 million, up 2.5 percent; operating margin of 22.7 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investor.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investor.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 (for both U.S. and outside the U.S.; access code is 21538622).

The telephone replay will be available until 10:00 a.m. CDT on October 28, 2012.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s

Annual Report on Form 10-K for the year ended December 31, 2011 and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Nine-months ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$7,497	$7,531	$22,517	$22,522
Operating expenses
Cost of sales	3,935	4,027	11,694	11,869
Selling, general and administrative expenses	1,487	1,534	4,567	4,648
Research, development and related expenses	397	389	1,216	1,191
Total operating expenses	5,819	5,950	17,477	17,708
Operating income	1,678	1,581	5,040	4,814
Interest expense and income
Interest expense	44	48	127	141
Interest income	(10)	(10)	(29)	(29)
Total interest expense – net	34	38	98	112
Income before income taxes	1,644	1,543	4,942	4,702
Provision for income taxes	464	440	1,435	1,319
Net income including noncontrolling interest	$1,180	$1,103	$3,507	$3,383
Less: Net income attributable to noncontrolling interest	19	15	54	54
Net income attributable to 3M	$1,161	$1,088	$3,453	$3,329
Weighted average 3M common shares outstanding – basic	693.0	707.7	694.7	710.9
Earnings per share attributable to 3M common shareholders – basic	$1.68	$1.54	$4.97	$4.68
Weighted average 3M common shares outstanding – diluted	703.1	715.5	703.9	722.8
Earnings per share attributable to 3M common shareholders – diluted	$1.65	$1.52	$4.91	$4.61
Cash dividends paid per 3M common share	$0.59	$0.55	$1.77	$1.65

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Sep. 30,	Dec. 31,	Sep. 30,
	2012	2011	2011
ASSETS
Current assets
Cash and cash equivalents	$3,029	$2,219	$3,376
Marketable securities – current	1,989	1,461	1,486
Accounts receivable – net	4,409	3,867	4,259
Inventories	3,842	3,416	3,604
Other current assets	1,225	1,277	944
Total current assets	14,494	12,240	13,669
Marketable securities – non-current	1,400	896	443
Investments	142	155	162
Property, plant and equipment – net	7,939	7,666	7,509
Goodwill and intangible assets – net	9,063	8,963	9,092
Prepaid pension benefits	47	40	87
Other assets (a)	1,394	1,656	1,153
Total assets	$34,479	$31,616	$32,115

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$1,506	$682	$1,204
Accounts payable	1,805	1,643	1,689
Accrued payroll	684	676	654
Accrued income taxes	301	355	421
Other current liabilities	2,299	2,085	2,197
Total current liabilities	6,595	5,441	6,165
Long-term debt	4,852	4,484	4,955
Pension and postretirement benefits (a)	3,114	3,972	1,704
Other liabilities	1,777	1,857	1,879
Total liabilities	$16,338	$15,754	$14,703

Total equity (a)	$18,141	$15,862	$17,412
Shares outstanding
September 30, 2012: 691,931,278 shares
December 31, 2011: 694,970,041 shares
September 30, 2011: 700,844,681 shares
Total liabilities and equity	$34,479	$31,616	$32,115

(a)              The changes in 3M’s defined-benefit pension and postretirement plans’ funded status as of December 31, 2011 (primarily due to a decrease in discount rates) significantly impacted several balance sheet lines. These changes increased long-term liabilities by approximately $2.4 billion and decreased stockholders’ equity by approximately $1.6 billion, with the other major impact primarily related to increased deferred taxes within other assets. Other pension and postretirement changes during the year, such as contributions and amortization, also impacted these balance sheet captions.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Nine-months ended September 30,
	2012	2011
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,562	$3,546
Cash flows from investing activities:
Purchases of property, plant and equipment	(977)	(862)
Acquisitions, net of cash acquired	(248)	(531)
Purchases and proceeds from sale or maturities of marketable securities and investments — net	(938)	(197)
Other investing activities	29	6
NET CASH USED IN INVESTING ACTIVITIES	(2,134)	(1,584)
Cash flows from financing activities:
Change in debt	1,197	621
Purchases of treasury stock	(1,490)	(2,207)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	772	865
Dividends paid to shareholders	(1,228)	(1,171)
Other financing activities	35	(6)
NET CASH USED IN FINANCING ACTIVITIES	(714)	(1,898)

Effect of exchange rate changes on cash and cash equivalents	96	(65)

Net increase (decrease) in cash and cash equivalents	810	(1)
Cash and cash equivalents at beginning of year	2,219	3,377
Cash and cash equivalents at end of period	$3,029	$3,376

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Three-months ended September 30,		Nine-months ended September 30,
	2012	2011	2012	2011
NON-GAAP MEASURES
Free Cash Flow:
Net cash provided by operating activities	$1,345	$1,362	$3,562	$3,546
Purchases of property, plant and equipment	(358)	(336)	(977)	(862)
Free Cash Flow (b)	$987	$1,026	$2,585	$2,684

(b)         Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

	September 30,
	2012	2011
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (c)	4.7	4.9

(c)          The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis

By Geographic Area

	Three-months ended September 30, 2012
	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide
Volume — organic	0.6%	1.5%	(1.1)%	6.2%	1.1%
Price	1.7	(1.6)	1.9	4.3	1.1
Organic local-currency sales	2.3	(0.1)	0.8	10.5	2.2
Acquisitions	0.5	—	1.6	—	0.5
Translation	—	(1.3)	(8.4)	(7.4)	(3.1)
Total sales change	2.8%	(1.4)%	(6.0)%	3.1%	(0.4)%

Worldwide
Sales Change Analysis
By Business Segment

	Three-months ended September 30, 2012
	Organic local- currency sales	Acqui- sitions	Divest- itures	Trans- lation	Total sales change
Industrial and Transportation	3.3%	—%	—%	(3.8)%	(0.5)%
Health Care	4.3%	0.4%	—%	(3.3)%	1.4%
Consumer and Office	1.4%	2.5%	—%	(2.3)%	1.6%
Safety, Security and Protection Services	0.7%	—%	(0.1)%	(3.5)%	(2.9)%
Display and Graphics	1.3%	0.8%	—%	(2.1)%	—%
Electro and Communications	0.1%	—%	—%	(2.2)%	(2.1)%

Sales Change Analysis
By Geographic Area

	Nine-months ended September 30, 2012
	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide
Volume — organic	1.5%	(0.5)%	(2.9)%	6.9%	0.4%
Price	2.4	(1.0)	2.4	4.3	1.6
Organic local-currency sales	3.9	(1.5)	(0.5)	11.2	2.0
Acquisitions	0.4	0.3	2.3	0.1	0.8
Translation	—	(0.6)	(7.6)	(7.4)	(2.8)
Total sales change	4.3%	(1.8)%	(5.8)%	3.9%	—%

Worldwide
Sales Change Analysis
By Business Segment

	Nine-months ended September 30, 2012
	Organic local- currency sales	Acqui- sitions	Trans- lation	Total sales change
Industrial and Transportation	4.7%	1.1%	(3.4)%	2.4%
Health Care	4.3%	0.3%	(3.1)%	1.5%
Consumer and Office	2.2%	2.7%	(2.2)%	2.7%
Safety, Security and Protection Services	3.4%	—%	(3.3)%	0.1%
Display and Graphics	(5.7)%	0.3%	(1.7)%	(7.1)%
Electro and Communications	(1.6)%	—%	(1.8)%	(3.4)%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

BUSINESS
SEGMENT
INFORMATION
(Millions)

	Three-months ended September 30,		Nine-months ended September 30,
	2012	2011	2012	2011
NET SALES
Industrial and Transportation	$2,566	$2,580	$7,853	$7,671
Health Care	1,263	1,246	3,826	3,770
Consumer and Office	1,114	1,096	3,219	3,134
Safety, Security and Protection Services	926	954	2,898	2,894
Display and Graphics	936	935	2,650	2,851
Electro and Communications	820	838	2,452	2,538
Corporate and Unallocated	1	1	4	9
Elimination of Dual Credit	(129)	(119)	(385)	(345)
Total Company	$7,497	$7,531	$22,517	$22,522

BUSINESS
SEGMENT
INFORMATION
(Millions)

	Three-months ended September 30,		Nine-months ended September 30,
	2012	2011	2012	2011
OPERATING INCOME
Industrial and Transportation	$575	$525	$1,789	$1,585
Health Care	400	367	1,216	1,100
Consumer and Office	244	244	700	661
Safety, Security and Protection Services	196	202	685	643
Display and Graphics	199	179	541	631
Electro and Communications	186	181	549	559
Corporate and Unallocated	(93)	(91)	(355)	(289)
Elimination of Dual Credit	(29)	(26)	(85)	(76)
Total Company	$1,678	$1,581	$5,040	$4,814

About 3M
3M captures the spark of new ideas and transforms them into thousands of ingenious products.  Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better.  3M is the innovation company that never stops inventing.  With $30 billion in sales, 3M employs 84,000 people worldwide and has operations in more than 65 countries.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000